Company Contact:	Investor Relations:
Kelly J. Gill	James R. McKnight, Jr.
Chief Executive Officer	Chief Financial Officer
615-771-7575	615-771-7575

DIVERSICARE COMPLETES DISPOSITION OF WEST VIRGINIA
PORTFOLIO AND EXPANSION INTO MISSOURI
BRENTWOOD, TN, (July 2, 2014) - Diversicare Healthcare Services Inc. (NASDAQ: DVCR), a premier provider of long-term care services, today announced the completion of its previously disclosed disposition of three skilled nursing centers in West Virginia effective July 1, 2014. The transaction was completed through an asset purchase agreement to sell Rose Terrace, a 90-bed skilled nursing facility in Culloden, West Virginia at a sales price of $16.5 million. Concurrently, Diversicare entered into an operations transfer agreement with an affiliate of the purchaser with respect to two other skilled nursing facilities located in West Virginia which was made possible through an amendment to the Master Lease with Omega Health Investors, Inc. to terminate the lease only with respect to these two skilled nursing facilities in West Virginia totaling 150 skilled nursing beds. As a result of this transaction, Diversicare no longer operates any skilled nursing centers in the state of West Virginia.

Additionally, Diversicare also completed the previously announced entrance into the state of Missouri through the assumption of operations for the three facilities totaling 339 skilled nursing beds effective July 1, 2014.  This portfolio is expected to contribute in excess of $17 million in annual revenues with initial lease terms of 15 years.  These three new nursing centers are expected to be accretive soon after operations are assumed by Diversicare.

Commenting on the transactions, Kelly J. Gill, Diversicare's President and Chief Executive Officer, stated, “We are proud to announce the completion of these transactions as we continue to expand and enhance our portfolio of facilities. The simultaneous exit from one state and entrance into another demonstrates both sides of our continued commitment to strategic portfolio management. Our ability to execute these transactions concurrently is a testament to the efficient and effective nature of our implementation team and operating platform.”

Gill continued, "These transactions would not have been possible without the continued support of our REIT partners. The relationships that we have cultivated with our REIT partners have given Diversicare flexibility in executing these types of transactions, and we look forward to continuing to build upon these relationships moving forward."

About Diversicare Healthcare Services, Inc.
As of July 1, 2014, Diversicare provides long-term care services to patients in 49 skilled nursing centers containing 5,621 licensed nursing beds, primarily in the Southwest, Southeast, and Midwest. For additional information about the Company, visit Diversicare's web site: www.DVCR.com.

FORWARD-LOOKING STATEMENTS
The “forward-looking statements” contained in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive in nature and are frequently identified by the use of terms such as “may,” “will,” “should,” “expect,” “believe,” “estimate,” “intend,” and similar words indicating possible future expectations, events or actions. These forward-looking statements reflect our current views with respect to future events and present our estimates and assumptions only as of the date of this release. Actual results could differ materially from those contemplated by the forward-looking statements made in this release. In addition to any assumptions and other factors referred to specifically in connection with such statements, other factors, many of which are beyond our ability to control or predict, could cause our actual results to differ materially from the results expressed or implied in any forward-looking statements including, but not limited to, our ability to successfully operate the new nursing centers in Alabama, Kansas, Kentucky, Missouri, Ohio, and Indiana, our ability to increase census at our renovated centers, changes in governmental reimbursement, including the impact of the CMS final rule that has resulted in a reduction in Medicare reimbursement as of October 2012 and our ability to mitigate the impact of the revenue reduction, government regulation, the impact of the recently adopted federal health care reform or any future health care reform, any increases in the cost of borrowing under our credit agreements, our ability to comply with covenants contained in those credit agreements, the outcome of professional liability lawsuits and claims, our ability to control ultimate professional liability costs, the accuracy of our estimate of our anticipated professional liability expense, the impact of future licensing surveys, the outcome of proceedings alleging violations of state or Federal False Claims Acts, laws and regulations governing quality of care or other laws and regulations applicable to our business including laws governing reimbursement from government payors, impacts associated with the implementation of our electronic medical records plan, the costs of investing in our business initiatives and development, our ability to control costs, changes to our valuation of deferred tax assets, changes in occupancy rates in our centers, changing economic and competitive conditions, changes in anticipated revenue and cost growth, changes in the anticipated results of operations, the effect of changes in accounting policies as well as other risk factors detailed in the Company’s Securities and Exchange Commission filings. The Company has provided additional information in its Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as well as in its other filings with the Securities and Exchange Commission, which readers are encouraged to review for further disclosure of other factors. These assumptions may not materialize to the extent assumed, and risks and uncertainties may cause actual results to be different from anticipated results. These risks and uncertainties also may result in changes to the Company’s business plans and prospects. Diversicare Healthcare Services, Inc. is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

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